Exhibit 99.1

Contacts:

Vincent Zanna

Chief Financial Officer & Treasurer

(212) 209-8090

Allison Malkin / Joe Teklits

ICR, Inc.

(203) 682-8200

J.CREW GROUP, INC. ANNOUNCES FIRST QUARTER FISCAL 2018 RESULTS

NEW YORK, May 30, 2018— J.Crew Group, Inc. (the “Company”) today announced financial results for the three months ended May 5, 2018.

First Quarter highlights:

•	Total revenues increased 3% to $540.5 million. Comparable company sales increased 1% following a decrease of 8% in the first quarter last year.
•	J.Crew sales decreased 7% to $391.9 million. J.Crew comparable sales decreased 6% following a decrease of 11% in the first quarter last year.
•	Madewell sales increased 39% to $115.8 million. Madewell comparable sales increased 31% following an increase of 11% in the first quarter last year.
•	Gross margin increased to 38.3% from 36.3% in the first quarter last year.
•

Selling, general and administrative expenses were $200.8 million, or 37.2% of revenues, compared to $210.5 million, or 40.0% of revenues in the first quarter last year. This year and last year include transformation, transaction and severance costs of $6.5 million and $18.8 million, respectively. Excluding these costs, selling, general and administrative expenses were $194.3 million, or 36.0% of revenues, and $191.7 million, or 36.5% of revenues, for the first quarter of fiscal 2018 and fiscal 2017, respectively.

•

Operating loss was $0.9 million compared to $151.0 million in the first quarter last year. This year includes (i) non-cash impairment charges of $6.9 million, (ii) severance costs of $3.7 million, (iii) transformation costs of $2.4 million and (iv) transaction costs of $0.4 million. Last year includes (i) non-cash impairment charges of $131.2 million, (ii) severance costs of $10.7 million, (iii) transformation costs of $5.6 million and (iv) transaction costs of $2.5 million.

•

Net loss was $33.9 million compared to $121.0 million in the first quarter last year. This year and last year include the impact of non-cash impairment charges, transformation costs, transaction costs and severance costs.

•

Adjusted EBITDA increased 28%, or $8.0 million, to $36.9 million from $28.9 million in the first quarter last year. An explanation of the manner in which the Company uses adjusted EBITDA and a reconciliation to comparable GAAP measures are included in Exhibit (3).

“2018 represents a pivotal year for the Company and we are encouraged by our strong start, delivering a 28% increase in adjusted EBITDA for the first quarter. J.Crew brand sales continue to sequentially improve toward positive comp, and Madewell had a record quarter with a 31% comp increase,” said Jim Brett, Chief Executive Officer. “Most significantly, for the first time since 2014, the Company achieved comparable sales growth. As our strategy continues to unfold, we will deliver an expanded and enhanced product range along with the launch of a data-driven personalization engine and point-based loyalty program, culminating in the J.Crew brand relaunch in September, just in time for the most important fall and holiday seasons.”

Balance Sheet highlights:

•

Cash and cash equivalents were $36.0 million compared to $104.6 million at the end of the first quarter last year. The cash balance at the end of the first quarter this year reflects the payment of transaction costs of $35.2 million and debt repayments pursuant to the refinancing of $27.0 million.

•	Inventories increased 6% to $345.3 million from $325.0 million at the end of the first quarter last year.

•

Total debt, net of discount and deferred financing costs, was $1,711 million compared to $1,503 million at the end of the first quarter last year. On July 13, 2017, the Company completed a debt exchange and refinancing. For more information, see the section entitled “Debt Exchange and Refinancing” below. Additionally, there were $42 million of outstanding borrowings under the ABL Facility, with excess availability of $219 million, at the end of the first quarter this year. As of the date of this release, there were outstanding borrowings of approximately $27 million under the ABL Facility, with excess availability of approximately $217 million.

Debt Exchange and Refinancing

On July 13, 2017, the Company completed the following interrelated liability management transactions:

•

Private Exchange Offer.  An exchange offer in which $565.7 million principal outstanding of 7.75%/8.50% Senior PIK Toggle Notes due 2019 issued by the Company’s parent were exchanged for (i) $249.6 million of 13% Senior Secured Notes due 2021 (the “Exchange Notes”) and (ii) shares of preferred and common stock of the Company’s parent.

•	Term Loan Amendment. An amendment of the Company’s term loan credit facility (the “Term Loan Facility”) to, among other things, facilitate the following related transactions:
o	the repayment of $150.5 million principal amount then outstanding under the Term Loan Facility;
o

the transfer of the remaining undivided ownership interest in the U.S. intellectual property rights of the J.Crew brand to a subsidiary of the Company which, together with the undivided ownership interest transferred in December 2016, represent 100% of the U.S. intellectual property rights of the J.Crew brand, and the execution of related license agreements;

o

the issuance of $97.0 million principal amount of an additional series of 13% Senior Secured Notes due 2021, subject to the same terms and conditions as the Exchange Notes, for cash at a 3% discount, the proceeds of which were loaned to the Company and were applied, in part, to finance the repayment of the $150.5 million principal amount of term loans referenced above; and

o

the raising of additional borrowings under the Term Loan Facility of $30.0 million, for cash at a 2% discount, provided by the Company’s sponsors, the net proceeds of which were also applied, in part, to finance the repayment of the $150.5 million principal amount of term loans referenced above.

For more information on the Private Exchange Offer and Term Loan Amendment, see the Company’s Form 10-Q for the quarterly period ended May 5, 2018.

Revenue Recognition

At the beginning of fiscal 2018, the Company adopted a pronouncement that clarified the principles of revenue recognition and standardized a comprehensive model for recognizing revenue arising from contracts with customers. The adoption was applied retrospectively to each prior period presented, with the cumulative effect of all fiscal years prior to those periods presented recorded to retained earnings. For more information on the adoption of the pronouncement, see the Company’s Form 10-Q for the quarterly period ended May 5, 2018.

How the Company Assesses the Performance of its Business

In assessing the performance of its business, the Company considers a variety of performance and financial measures. A key measure used in its evaluation is comparable company sales, which includes (i) net sales from stores that have been open for at least 12 months, (ii) e-commerce net sales, and (iii) shipping and handling fees. Due to the 53rd week in fiscal 2017, when calculating comparable company sales for the first quarter of fiscal 2018, the Company realigned the weeks of the first quarter last year to be consistent with the current year retail calendar.

Use of Non-GAAP Financial Measures

This announcement includes certain non-GAAP financial measures. An explanation of the manner in which the Company uses adjusted EBITDA and an associated reconciliation to comparable GAAP measures is included in Exhibit (3).

Conference Call Information

A conference call to discuss first quarter results is scheduled for today, May 30, 2018, at 4:30 PM Eastern Time. Investors and analysts interested in listening to the call are invited to dial (877) 407-3982 approximately ten minutes prior to the start of the call. The conference call will also be simultaneously webcast at www.jcrew.com. A replay of this call will be available until June 6, 2018 and can be accessed by dialing (844) 512-2921 and entering conference ID number 13680328.

About J.Crew Group, Inc.

J.Crew Group, Inc. is an internationally recognized omni-channel retailer of women’s, men’s and children’s apparel, shoes and accessories. As of May 30, 2018, the Company operates 228 J.Crew retail stores, 121 Madewell stores, jcrew.com, jcrewfactory.com, madewell.com, and 175 factory stores (including 42 J.Crew Mercantile stores). Certain product, press release and SEC filing information concerning the Company are available at the Company’s website www.jcrew.com.

Forward-Looking Statements:

Certain statements herein are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events, and actual results of operations may differ materially from historical results or current expectations. Any such forward-looking statements are subject to various risks and uncertainties, including the Company’s substantial indebtedness, its substantial lease obligations, its ability to anticipate and timely respond to changes in trends and consumer preferences, the strength of the global economy, competitive market conditions, its ability to attract and retain key personnel, its ability to successfully develop, launch and grow its newer concepts and execute on strategic initiatives, product offerings, sales channels and businesses, its ability to implement its growth strategy, material disruption to its information systems, its ability to implement its real estate strategy, changes in demographic patterns, adverse or unseasonable weather or other interruptions in its foreign sourcing operations and other factors which are set forth in the section entitled “Risk Factors” and elsewhere in the Company’s Annual Report on Form 10-K and in all filings with the SEC made subsequent to the filing of the Form 10-K. Because of the factors described above and the inherent uncertainty of predicting future events, the Company cautions you against relying on forward-looking statements. The Company does not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Exhibit (1)

J.Crew Group, Inc.

Condensed Consolidated Statements of Operations

(unaudited)

(in thousands, except percentages)	First Quarter Fiscal 2018	First Quarter Fiscal 2017
Net sales:		(As adjusted)
J.Crew	$391,864	$421,476
Madewell	115,842	83,380
Other	32,744	20,911
Total revenues	540,450	525,767
Cost of goods sold, including buying and occupancy costs	333,642	335,168
Gross profit	206,808	190,599
As a percent of revenues	38.3%	36.3%
Selling, general and administrative expenses	200,836	210,483
As a percent of revenues	37.2%	40.0%
Impairment losses	6,866	131,157
Operating loss	(894)	(151,041)
As a percent of revenues	(0.2)%	(28.7)%
Interest expense, net	32,982	20,436
Loss before income taxes	(33,876)	(171,477)
Provision (benefit) for income taxes	49	(50,484)
Net loss	$(33,925)	$(120,993)

Exhibit (2)

J.Crew Group, Inc.

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands)	May 5, 2018	February 3, 2018	April 29, 2017
Assets		(As adjusted)	(As adjusted)
Current assets:
Cash and cash equivalents	$36,038	$107,066	$104,568
Inventories	345,254	292,489	324,977
Prepaid expenses and other current assets	93,685	92,348	79,626
Refundable income taxes	2,349	1,622	3,851
Total current assets	477,326	493,525	513,022
Property and equipment, net	268,229	289,441	344,503
Intangible assets, net	306,860	308,702	318,116
Goodwill	107,900	107,900	107,900
Other assets	7,851	6,374	5,530
Total assets	$1,168,166	$1,205,942	$1,289,071

Liabilities and Stockholders' Deficit
Current liabilities:
Accounts payable	$223,810	$232,480	$214,173
Other current liabilities	158,213	177,206	181,247
Borrowings under the ABL Facility	41,561	—	—
Due to Parent	37,251	38,210	29,290
Interest payable	11,626	21,914	5,091
Current portion of long-term debt	15,670	15,670	15,670
Total current liabilities	488,131	485,480	445,471
Long-term debt, net	1,695,772	1,697,812	1,487,736
Lease-related deferred credits, net	113,589	117,688	130,195
Deferred income taxes, net	27,545	27,752	94,456
Other liabilities	26,883	30,168	41,122
Stockholders’ deficit	(1,183,754)	(1,152,958)	(909,909)
Total liabilities and stockholders’ deficit	$1,168,166	$1,205,942	$1,289,071

Exhibit (3)

J.Crew Group, Inc.

Reconciliation of Adjusted EBITDA

Non-GAAP Financial Measure

(unaudited)

The following table reconciles net loss reflected on the Company’s condensed consolidated statements of operations to: (i) Adjusted EBITDA (a non-GAAP measure), (ii) cash flows from operating activities (measured in accordance with GAAP) and (iii) cash and cash equivalents as reflected on the condensed consolidated balance sheet (measured in accordance with GAAP).

(in millions)	First Quarter Fiscal 2018	First Quarter Fiscal 2017
		(As adjusted)
Net loss	$(33.9)	$(121.0)
Provision (benefit) for income taxes	—	(50.5)
Interest expense	33.0	20.4
Depreciation and amortization (including intangible assets)	23.3	27.5
EBITDA	22.4	(123.6)
Impairment losses	6.9	131.2
Charges related to workforce reductions	3.7	10.7
Monitoring fees	2.5	2.4
Transformation costs	2.4	5.6
Transaction costs	0.4	2.5
Share-based compensation	—	0.2
Amortization of lease commitments	(1.4)	(0.1)
Adjusted EBITDA	36.9	28.9
Taxes paid	—	—
Interest paid	(42.1)	(21.9)
Changes in working capital	(95.8)	(18.3)
Cash flows from operating activities	(101.0)	(11.3)
Cash flows from investing activities	(7.2)	(8.3)
Cash flows from financing activities	37.6	(7.8)
Effect of changes in foreign exchange rates on cash and cash equivalents	(0.5)	(0.2)
Decrease in cash	(71.1)	(27.6)
Cash and cash equivalents, beginning	107.1	132.2
Cash and cash equivalents, ending	$36.0	$104.6

The Company presents Adjusted EBITDA, a non-GAAP financial measure, because it uses such measure to: (i) monitor the performance of its business, (ii) evaluate its liquidity, and (iii) determine levels of incentive compensation. The Company believes the presentation of this measure will enhance the ability of its investors to analyze trends in its business, evaluate its performance relative to other companies in the industry, and evaluate its ability to service debt.

Adjusted EBITDA is not a presentation made in accordance with generally accepted accounting principles, and therefore, differences may exist in the manner in which other companies calculate this measure. Adjusted EBITDA should not be considered an alternative to (i) net income, as a measure of operating performance, or (ii) cash flows, as a measure of liquidity. Adjusted EBITDA has important limitations as an analytical tool and should not be considered in isolation to, or as a substitute for, analysis of the Company’s results as measured in accordance with GAAP.